EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of December 4, 2018, and effective as of November 7, 2018 (the “Effective Date”), is made by and between Volt Information Sciences, Inc., a New York corporation (the “Company”), and Linda Perneau (the “Executive”) (collectively, the “Parties” and each, a “Party”).  As of the Effective Date, this Agreement shall supersede and replace in its entirety, that certain Employment Agreement dated February 12, 2018, by and between the Parties (the “Prior Agreement”), and, except as expressly set forth herein, the Executive shall no longer have any rights or benefits thereunder.  In addition to the terms defined elsewhere herein, initial capitalized terms have the meanings given to them in Section 25.

1.          Term.  Subject to Section 7, the Executive’s employment will be for an initial term of three years commencing upon the Effective Date (the “Initial Employment Term”).  At the end of the Initial Employment Term and on each succeeding anniversary of the Effective Date, the Employment Term will be automatically extended by one additional year (each, a “Renewal Term”), unless, not less than 60 days prior to the end of the Initial Employment Term or any Renewal Term, either the Executive or the Company has given the other written notice of nonrenewal.  For purposes of this Agreement, any reference to the “Employment Term” of this Agreement shall include the Initial Employment Term and any Renewal Term(s).  For the avoidance of doubt, any nonrenewal of this Agreement will not be considered a termination of the Executive’s employment by the Company without “Cause” for purposes of determining the Executive’s eligibility for severance under Section 7 of this Agreement.

2.          Employment.  During the Employment Term, the Executive will serve as the President and Chief Executive Officer of the Company.  The Executive will also serve as an officer, director, or employee of any other member of the Company Group, as may be applicable, on the terms and conditions set forth herein, and without any additional compensation.  The employment relationship between the Company and the Executive will be governed by the applicable general employment policies and practices of the Company Group in effect from time to time, including those relating to ethics and business conduct, confidential information, harassment and discrimination, expense reimbursement and avoidance of conflicts (together, the “Company Policies”).

3.          Position and Duties of the Executive.  The Executive will report directly to the Company’s Board of Directors (the “Board”), and have such duties, responsibilities, and authorities commensurate with the Executive’s title and position, and such duties, responsibilities and authority as may be assigned to the Executive from time to time by the Board.  During the Employment Term, the Executive will devote the Executive’s full business time, attention, and energies to the business(es) of the Company Group and the performance of any of the Executive’s duties as set forth herein.  During the Executive’s employment with Company, the Executive shall not render any services or engage in any other business for or with a third party, whether compensated or not, without the Board’s prior written consent.

4.          Compensation.  (a) Base Salary.  During the Employment Term, the Company will pay to the Executive a base salary per annum equal to $650,000 (as in effect from time to time, the “Base Salary”).  The Base Salary will be payable at the times and in accordance with the Company’s normal payroll practice.  The Executive’s Base Salary will be reviewed by the Board on an annual basis and may be adjusted from time to time in the Board’s sole discretion.

(b)          Annual Bonus.  With respect to each fiscal year during the Employment Term, the Executive will be eligible to receive a performance-based annual incentive award in accordance with, and subject to, the terms and conditions of the Company’s annual incentive plan, as in effect from time to time (the “Annual Bonus”).  Effective as of November 7, 2018, and until otherwise determined by the Board, the Executive’s target Annual Bonus will be 100% of the Executive’s Base Salary, subject to the achievement of applicable performance objectives as set forth by the Board.  For purposes of calculating any Annual Bonus payable in respect of the Company’s 2018 fiscal year, the Executive’s target Annual Bonus with respect to the period prior to July 9, 2018, shall be 60% of the Executive’s annual base salary as in effect during such period.  From July 9, 2018 to November 6, 2018, the Executive’s target Annual Bonus shall be 80% of the Executive’s annual base salary in effect during such period.

(c)          Equity-Based Compensation.  The Executive will be eligible to participate in the Company’s equity-based incentive compensation programs in effect from time to time, in the sole discretion of the Board.  Any outstanding equity-based awards that have been granted to the Executive prior to the Effective Date shall be governed by the terms and conditions of the applicable award agreement(s).

(d)          Housing and Relocation Expenses.  The Company shall continue to provide temporary housing at a rate of approximately $189 per day through the earlier of Executive’s vacating the premises or December 31, 2018.  Within forty-five (45) days following the Effective Date, the Company shall pay to the Executive an amount equal to $80,000 for purposes of the Executive’s relocation to California (the “Relocation Payment”).  If the Executive’s employment with the Company terminates prior to the twelve (12) month anniversary of the Effective Date for any reason other than by the Company without Cause or by the Executive for Good Reason, the Executive shall be required to promptly repay the Relocation Payment to the Company.

(e)          Other Amounts.  The Executive shall continue to be eligible to receive the final quarterly installment of the “New Hire Bonus” defined in Section 5.2 of the Prior Agreement.

5.          Benefits.  (a) Employee Plans.  During the Employment Term, subject to the terms and conditions of the applicable plans, the Executive will be eligible to participate in the Company-sponsored group health, major medical, dental, vision, life insurance, 401(k) and other employee welfare benefit plans in effect from time to time (the “Employee Plans”) available to similarly-situated executive officers of the Company.  The Executive acknowledges that the Company reserves the right to amend or terminate any Employee Plan(s) at any time in its discretion, subject to the terms of such Employee Plan(s) and applicable law.  The Company will provide the Executive with D&O insurance coverage on the same terms as it provides such coverage to other directors and officers of the Company.

(b)          Vacation.  The Executive shall be entitled to paid time off for vacation and sick leave in accordance with the Company’s policies for its senior executives and applicable law.  Vacation shall be scheduled at mutually agreeable times.

6.          Expenses.  From and after the Effective Date, the Company will pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive during the Employment Term in connection with the Executive’s duties on behalf of the Company Group in accordance with the Company’s travel and expense policy, as it may be amended from time to time, or any successor policy applicable to executives of the Company, and in accordance with Section 21, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

7.          Termination.  (a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Executive will not be eligible to receive Base Salary, to receive an Annual Bonus or to participate in any Employee Plans, except for the right to receive (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practice; (ii) to the extent required by law, any accrued unused vacation time, to be paid in accordance with the Company’s normal payroll practice; (iii) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with the provisions of Section 6; and (iv) any vested benefits required to be paid to the Executive under the terms of the Employee Plans in which the Executive participated prior to the date of termination of employment, in accordance with the terms of such Employee Plans (together, the “Accrued Compensation and Benefits”).

(b)          Termination by the Company Without Cause or Resignation by the Executive for Good Reason.  If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause or the Executive terminates his or her employment for Good Reason (in each case, other than due to the Executive’s death or Disability), the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights under this Agreement, the following, subject to the Executive’s compliance with Section 7(d) and the other terms and conditions of this Agreement:

(i)          The Accrued Compensation and Benefits;

(ii)          An amount equal to the Executive’s then-current Base Salary, to be paid in accordance with the Company’s normal payroll practice for a period of twelve (12) months following the date of the Executive’s termination of employment;

(iii)          An amount equal to twelve (12) months of the employer-portion of maintaining health and welfare benefits for the Executive, the Executive’s spouse and eligible dependents at the coverage/enrollment levels in place as of the date of the Executive’s termination of employment, to be paid in a lump sum on the 60th day following the date of the Executive’s termination of employment; and

(iv)          A prorated Annual Bonus with respect to the year in which the Executive’s termination of employment occurs, based on actual performance results for such year, and pro-rated such that the denominator equals the total number of days occurring during the performance period for such fiscal year and the numerator equals the number of days the Executive was employed by the Company Group during such performance period (such amount, the “Pro-Rated Annual Bonus”).  The Pro-Rated Annual Bonus shall be payable when and if annual incentive awards under the Company’s annual incentive plan (or such other annual incentive plan of the Company as may be in effect from time to time) are paid to other senior executives of the Company, but in no event later than March 15 of the year following the calendar year to which such payment relates.

(c)          Termination by death or Disability.  If the Executive becomes Disabled or dies during the Employment Term, the Executive’s employment will terminate and the Executive (or in the case of death, the Executive’s beneficiary or, if none, the Executive’s estate), will be entitled to receive the Accrued Compensation and Benefits from the Company.

(d)          Payment Timing & Release Requirement.  Any obligation of the Company to make any payment pursuant to Section 7(b) (other than the payment of Accrued Compensation and Benefits) is conditioned upon the Executive first executing and delivering to the Company an effective release of all claims, in a form to be provided by the Company (the “Release”), within 59 days after the date of termination of employment, with all periods for revocation therein having expired.  Subject to the Executive’s compliance with the preceding sentence, all amounts payable (other than the payment of Accrued Compensation and Benefits) otherwise due before the 60th day following the date of the Executive’s termination of employment will instead accumulate and will be paid (or commence being paid) on the 60th day following the date of termination of employment.

(e)          Forfeiture.  Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder will be forfeited if the Executive breaches Section 8, 9 or 11.

(f)          Resignations.  Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company Group, and shall take all actions requested by the Company to effectuate the foregoing.

8.          Duty of Loyalty.  During the course, and as a result, of the Executive’s employment with the Company, the Executive will have access to Confidential Information; the opportunity to gain close knowledge of, and possible influence over, customers, suppliers, independent contractors and employees of the Company Group; possess in some measure the goodwill of the Company Group; and come to possess an intimate knowledge of the business of the Company Group, including all of its policies, methods, personnel and operations.  The restrictions set forth in this Section 8 are being given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Executive.

(a)          Confidentiality.  (i) The Executive acknowledges that, in the course of the Executive’s employment, the Executive will become familiar with the trade secrets, confidential information and other proprietary information concerning the Company Group, including, but not limited to, information concerning operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs; information concerning sales, marketing, servicing, bidding, product development and investment activities and strategies; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of past, present and prospective customers and clients; information concerning the terms on which products and services are, were or will be provided to customers and prospective customers; information concerning pricing strategies for products and services; information concerning finances, financing methods, credit and acquisition or disposition plans and strategies; to the extent permitted by law, information concerning the employment and compensation of employees; and any other information that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable by through appropriate means by other persons who might maintain economic value from its disclosure or use and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, regardless of whether any such information has been reduced to documentary form (collectively, the “Confidential Information”).

(ii)          The Executive acknowledges and agrees that any and all Confidential Information will be received and held by the Executive in a confidential capacity.  The Executive will not, during the Employment Term and/or at any time thereafter, in any manner, whether directly or indirectly, knowingly use for the Executive’s own benefit or the benefit of any other Person, or disclose, divulge, render or offer, any Confidential Information, except on behalf of the Company in the course of the proper performance of the Executive’s duties hereunder.

(b)          Non-Solicitation.  The Executive agrees that, during the 12-month period following any termination of the Executive’s employment (the “Restricted Period”), the Executive shall not solicit, encourage or otherwise induce any employee (excluding contingent field employees), consultant or independent contractor of any member of the Company Group, who provided services to any member of the Company Group within the preceding six months, to terminate his or her employment or other contractual relationship with any member of the Company Group.

(c)          Company Property.  All notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof), advertising, sales, manufacturers’ and other materials or articles or information, including data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company Group or developed, made or compiled by the Executive on behalf of the Company Group or at the Company Group’s direction or for the Company Group’s use or otherwise in connection with the Executive’s employment hereunder, are and will remain the sole property of the Company Group, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage, but excluding materials relating directly to the terms and conditions of the Executive’s employment and the Executive’s performance as an employee of the Company Group (the “Company Property”).  If any member of the Company Group requests the return of any Company Property at any time during or at or after the date of termination of employment, the Executive will deliver all such Company Property, including all copies of the same, to the Company as soon as practicable.  The provisions of this paragraph apply during and after the period when the Executive is an employee of the Company Group and will be in addition to (and not a limitation of) any legally applicable protections of the Company Group’s interest in Confidential Information, trade secrets and the like.

(d)          Non-Disparagement.  At no time during or after the Employment Term will the Executive utter, issue or circulate any false or disparaging statements, remarks, or rumors about any member of the Company Group and/or any of their respective businesses, or any of their respective officers, employees, directors, agents or representatives.  Nothing in this Section 8(d) shall prohibit the Executive from providing truthful and accurate facts about the other party where required to do so by law.

(e)          The Executive’s obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any Party, until and unless such Confidential Information has become, through no fault of the Executive, generally known to the public.

(f)          The Executive’s obligations under this Section 8 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company Group’s policies and applicable law and regulatory guidance.

9.          Inventions and Discoveries.  (a) All discoveries, ideas, creations, inventions and properties, written or oral, which the Executive (i) creates, conceives, discovers, develops, invents or uses during the Executive’s employment with the Company Group, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (ii) created conceived, discovered, developed invented or used by another employee, whether or not in connection with the Executive’s employment, will be the sole and absolute property of the Company Group  (subsections (i) and (ii) collectively, “Discoveries”).  The Executive will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries. For the avoidance of doubt, the Executive hereby assigns to the Company all rights, title, and interest in and to same. If any Discoveries, or any portion thereof, are copyrightable, they shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

(b)          The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company Group or any customer were used and which were developed entirely on the Executive’s own time, (ii) which do not relate to the business of the Company Group or to that of any customer of the Company Group and (iii) which do not result from any work performed for the Company Group or any customers.

(c)          The Executive will cooperate fully with the Company Group, both during and after the Executive’s employment with the Company Group, with respect to the procurement, maintenance and enforcement of copyrights, patents, and other intellectual property rights (both in the United States and other countries) relating to Discoveries.  The Executive will not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation.  The Executive will sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company Group may deem necessary or desirable in order to protect its rights and interests in any Discoveries.  If any member of the Company Group is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company is expressly authorized to execute any such papers as the Executive’s agent and attorney-in-fact, coupled with interest, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf and to take any and all other actions as the Company Group may deem necessary or desirable in order to protect its rights and interests in any Discoveries, under the conditions described in this sentence.

(d)          This Section 9 does not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870.  The Executive hereby acknowledges that she has received written notice of the provisions of California Labor Code Section 2870, which provides as follows:

“(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

10.          Remedies.  The Executive and the Company acknowledge that the covenants contained in Sections 8 and 9 are reasonable under the circumstances.  Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended.  The Executive further acknowledges that the remedy at law available to the Company Group for breach of any of the Executive’s obligations under Sections 8 and 9 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, in addition to any other rights or remedies that the Company Group may have at law, in equity or under this Agreement (including the Company’s right to cease making any payment or benefit provided for under this Agreement), the Company Group will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

11.          Continued Availability and Cooperation.  Following termination of the Executive’s employment and for all times during which the Executive remains employed by the Company, the Executive will reasonably cooperate with the Company Group and with the Company Group members’ counsel in connection with any present or future actual or threatened litigation, administrative proceeding or investigation involving any member of the Company Group that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company Group.  The Company will reimburse the Executive for reasonable travel, lodging, telephone, and similar expenses incurred in connection with any such cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment.

12.          Dispute Resolution.  (a) Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to the Executive’s employment or the conditions of employment or the termination of employment, including any controversies or claims arising out of or related to the actions of the Company’s other employees, under Federal, State and/or local laws, and/or other such similar laws or regulations, shall be brought on an individual basis and resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, in accordance with the employment rules of the American Arbitration Association (“AAA”), which can be found at www.adr.org or a copy of the AAA rules can be provided to the Executive upon request to the Company. Before any arbitration, the Executive and the Company hereby agree to attempt in good faith to resolve any dispute by negotiation within fifteen (15) days of one party’s receipt from the other party of a written request for such negotiations. The Executive and the Company agree that the time period for negotiation will be limited to no more than thirty (30) days, unless extended by mutual agreement, and that if either party believes that injunctive relief is necessary to preserve the status quo, injunctive relief may be sought during the period of negotiation. Any and all statutes of limitation shall be tolled during the period of negotiation.

(b)          The Parties agree that each will bear its own costs and attorneys’ fees in any arbitration hereunder, except that the Company will bear the costs unique to arbitration.

(c)          The parties will select one neutral arbitrator who will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law, except that the arbitrator shall have the power to award attorneys’ fees and disbursements (i) to the prevailing party in a breach of contract claim, and/or (ii) to one party if the arbitrator determines that the other party’s claims or defenses would, if made in a U.S. federal court, give rise to sanctions under Rule 11 of the Federal Rules of Civil Procedure.  The arbitrator shall apply federal rules as to procedural matters and California substantive law.  Either party may make a motion to dismiss, for summary judgment or for summary adjudication of issues.  The arbitrator shall issue a reasoned written award supported by credible, relevant and admissible evidence, limited by and complying with this Agreement and applicable federal, state and local laws.  The decision of the arbitrator will be final and binding on the Parties, except that it shall be subject to correction, confirmation or vacation as provided by applicable law.

13.          Other Agreements, Entire Agreement, Etc.  This Agreement contains the entire understanding between the Company and the Executive as to the subject matter hereof and supersedes any other agreements, arrangements and understandings relating to the Executive’s employment with the Company (including the Prior Agreement).  All such agreements, arrangements and understandings (or parts thereof) are hereby terminated by mutual consent of the parties. Nothing herein will be deemed to provide the Executive a right to remain an officer or employee of any member of the Company Group.

14.          Withholding of Taxes.  The Company will have the right to withhold from any amount payable hereunder any federal, state, city, local or other taxes in order for the Company Group to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.

15.          Successors and Binding Agreement.  The Executive may not assign this Agreement. The Company may assign this Agreement to an affiliate or a person or entity which is a successor in interest to all or substantially all of the business operations of the Company.

16.          Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a Party may specify by notice to the other) to the Company, to the attention of the General Counsel at its principal executive offices, and to the Executive, at the Executive’s principal residence as set forth in the employment records of the Company.

17.          Governing Law and Choice of Forum.  (a) This Agreement will be construed and enforced according to the laws of the State of California, other than the choice of law provisions thereof.

(b)          To the extent not otherwise provided for by Section 12, the Parties consent to the exclusive jurisdiction of all state and federal courts located in Orange County, California, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship.  Each Party hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (ii) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts.  In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

18.          Validity/Severability.  The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

19.          Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Employment Term or this Agreement (including those under Sections 8, 9, 10 and 11) will survive any termination or expiration of this Agreement.

20.          Excise Tax.  (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)          In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.  Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)          For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)          At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement).  If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 21. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 21 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

21.          Compliance with Section 409A.  (a) The Parties intend that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject the Executive to the payment of the additional tax, interest or penalty which may be imposed under Section 409A.  In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed and the Company shall not be liable for any adverse tax consequences incurred by the Executive under this Agreement.  In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)          Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive’s “Separation From Service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s Separation From Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation From Service or (ii) the Executive’s death.

(c)          With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed by the Executive no later than December 31st of the year following the year in which the Executive incurs the related expenses.  In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)          Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

(e)          A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation From Service takes place will be the termination date.

22.          Amendment; Waiver.  This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  No course of dealing between the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

23.          Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.

24.          Headings; Interpretation.  (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.

(b)          Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement.

(c)          In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(d)          The word “including” (in its various forms) means including without limitation.  All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

25.          Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital letters:

(a)          “Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person.

(b)          “Cause” means:  (i) embezzlement, conversion or misappropriation by the Executive of funds, property or assets of the Company Group; (ii) conviction by the Executive of, or plea of guilty to or plea of nolo contendere to any felony; (iii) the Executive’s commission of any violation of any antifraud provision of federal or state securities laws; (iv) a willful breach by the Executive of a fiduciary duty owed to the Company Group; (v) the Executive’s material breach of any provision of this Agreement; (vi) failure by the Executive to substantially perform the duties assigned by the Company or the Board; (vii) a material violation by the Executive of any company policy; (viii) the Executive’s gross neglect of duties or gross insubordination, or (ix) the Executive engaging in activities or conduct reasonably likely to impair the reputation, operations, prospects or business relations of the Company Group, including publicly making disparaging or derogatory statements about the Company or engaging in conduct involving any immoral acts.

(c)          “Code” means the Internal Revenue Code of 1986, as amended.

(d)          “Company Group” means the Company and its Affiliates.

(e)          “Disability” or “Disabled” means:

(i)          The Company’s reasonable determination, based on evidence from a competent health care provider obtained with the Executive’s cooperation, that, as result of physical or mental illness, the Executive is materially impaired and unable to perform the essential functions of the Executive’s position, despite reasonable accommodation, for an aggregate of ninety (90) days during any period of 180 consecutive days; or

(ii)          The Executive becomes eligible to receive benefits under the Company’s applicable long-term disability plan.

(f)          “Good Reason” means, without the Executive’s consent:

(i)          A material diminution in the Executive’s Base Salary, other than a reduction in Base Salary that generally affects senior executives of the Company in substantially the same proportion;

(ii)          A material and adverse change to, or a material reduction of, the Executive’s duties and responsibilities to the Company;

(iii)          A relocation of the Executive’s principal place of employment by more than 50 miles from the Executive’s principal place of employment as of the Effective Date (other than to Orange, California); or

(iv)          The Company’s material breach of this Agreement.

provided, however, that the foregoing conditions will constitute Good Reason only if (A) the Executive provides written notice to the Company within 90 days of the initial existence of the condition(s) constituting Good Reason, (2) the Company fails to cure such condition(s) within 30 days after receipt from the Executive of such notice (such period, the “Cure Period”), and (3) Executive actually terminates her employment with the Company within 30 days following the end of the Cure Period; and provided further, that Good Reason will cease to exist with respect to a condition 180 days following the initial existence of such condition.

(g)          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

26.          Certain Costs.  Each Party will pay and be fully responsible for its own costs and expenses (including costs of professional advisors) in connection with the negotiation, execution, interpretation and enforcement of this Agreement.

27.          Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with any member of the Company Group will be subject to such deductions and clawback as may be contemplated by any law, government regulation or stock exchange listing requirement (or pursuant to any policy adopted by any member of the Company Group pursuant to any such law, government regulation or stock exchange listing requirement).

28.          Acknowledgements.  The Executive acknowledges and agrees that (i) the Executive has read this Agreement carefully and in its entirety, (ii) the Executive understands the terms and conditions contained herein, (iii) the Executive has had the opportunity to review this Agreement with legal counsel of the Executive’s own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and (iv) the Executive is entering into this Agreement knowingly and voluntarily.  The Executive acknowledges and agrees that each member of the Company Group is an intended third party beneficiary of this Agreement and, as such, will be entitled to all of the benefits, and will be permitted to enforce its rights, under this Agreement as if such third party were an original party hereto.  As an inducement to enter into this Agreement, the Executive represents and warrants as follows:  (A) the Executive is not a party to any other agreement or obligation for personal services; (B) there exist no impediments or restraints, contractual or otherwise on the Executive’s power, right or ability to enter into this Agreement and to perform the Executive’s duties and obligations hereunder; and (C) the performance of the Executive’s obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which the Executive is subject.

29.          Protected Disclosures.  Nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); or (ii) participating or cooperating in any investigation conducted by any governmental agency or authority.  Nothing in this Agreement prohibits or is intended in any manner to prohibit, the Executive from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation.  Notwithstanding anything contained in this Agreement, the Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Executive shall not be required to notify the Company that it has made such reports or disclosures.  Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

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IN WITNESS WHEREOF, this Agreement is duly executed as of the Effective Date.

Volt Information Sciences, Inc.

By:	/s/ Nancy Avedissian
Nancy Avedissian
Senior Vice President & General Counsel

Executive:

/s/ Linda Perneau
Linda Perneau